Exhibit 3.1

COTTONWOOD COMMUNITIES, INC.

ARTICLES SUPPLEMENTARY

Cottonwood Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Under a power contained in Article VII of the charter of the Corporation (the “Charter”), the board of directors of the Corporation (the “Board”), by resolution duly adopted at a meeting duly called and held on March 23, 2021, classified and redesignated 275,000,000 unissued shares of Class A common stock, $0.01 par value per share, as Class T common stock, with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as set forth in the “Articles Supplementary” filed by the Corporation with the Department on March 31, 2021.

SECOND: Under a power contained in Article VII of the Charter, the Board, by resolution duly adopted at a meeting duly called and held on May 11, 2021, classified and designated 275,000,000 shares of the unissued Common Stock of the Corporation as Class D Common Stock, par value $0.01 per share, with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as set forth in the “Article Supplementary” filed by the Corporation with the Department on May 11, 2021.

THIRD: Under a power contained in Article VII of the Charter, the Board, by resolution duly adopted at a meeting duly called and held on August 10, 2021, (i) reclassified 275,000,000 authorized but unissued shares of Class D Common Stock, par value $0.01 per share, as unclassified and unissued shares of Common Stock of the Corporation and (ii) reclassified 275,000,000 authorized but unissued shares of Class T Common Stock, par value $0.01 per share, as unclassified and unissued shares of Common Stock of the Corporation.

FOURTH: Under a power contained in Article VII of the Charter, the Board, by resolution duly adopted at a meeting duly called and held on August 10, 2021, classified and designated (i) 275,000,000 shares of the unissued Common Stock of the Corporation as Class D Common Stock, par value $0.01 per share and (ii) 275,000,000 shares of the unissued Common Stock of the Corporation as Class T Common Stock, par value $0.01, each of (i) and (ii) with the following preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as follows, which upon any restatement of the Charter shall be made part of Article VII, with any necessary or appropriate changes to the enumeration of lettering of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

1.	Definitions.

Class D Common Stock. The term “Class D Common Stock” shall mean Common Stock classified and designated as Class D Common Stock.

Class D Conversion Rate. The term “Class D Conversion Rate” shall mean the number of shares of Class I Common Stock equal to the product of each share of Class D Common Stock to be converted and a fraction, the numerator of which is the Class D NAV Per Share and the denominator of which is the Class I NAV Per Share.

Class D NAV Per Share. The term “Class D NAV Per Share” shall mean the net asset value per share of Class D Common Stock, calculated as described in the most recent Valuation Guidelines.

Class T Common Stock. The term “Class T Common Stock” shall mean Common Stock classified and designated as Class T Common Stock.

Class T Conversion Rate. The term “Class T Conversion Rate” shall mean the number of shares of Class I Common Stock equal to the product of each share of Class T Common Stock to be converted and a fraction, the numerator of which is the Class T NAV Per Share and the denominator of which is the Class I NAV Per Share.

Class T NAV Per Share. The term “Class T NAV Per Share” shall mean the net asset value per share of Class T Common Stock, calculated as described in the most recent Valuation Guidelines.

Parity Stock. The term “Parity Stock” shall mean unclassified shares of Common Stock, the shares of Class TX Common Stock and Class A Common Stock and all other equity securities issued by the Corporation other than those ranking senior to the shares of Class I Common Stock.

Selling Commissions. The term “Selling Commissions” shall mean any and all up-front fees and commissions payable to underwriters, dealer managers or other broker-dealers in connection with the sale of Shares, whether labeled selling commissions, dealer manager fees, wholesaling fees, or any other name and including, without limitation, up-front fees or commissions payable to the Dealer Manager.

Total Corporation-Level Underwriting Compensation. The term “Total Corporation-Level Underwriting Compensation” shall mean all underwriting compensation paid or incurred with respect to an Offering from all sources, determined pursuant to the rules and guidance of the Financial Industry Regulatory Authority, Inc., including Selling Commissions and Distribution Fees.

Total Account-Level Underwriting Compensation. The term “Total Account-Level Underwriting Compensation” shall mean, with respect to any share of Common Stock sold for the account of the Corporation through an Offering, all Selling Commissions and Distribution Fees paid to the Dealer Manager or to Soliciting Dealers and borne by Stockholders, whether through an adjustment to the purchase price of the Common Stock or allocated Stockholders on a class-specific expense.

2.

Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, the aggregate assets available for distribution to holders of Common Stock shall be determined in accordance with applicable law. Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Corporation pursuant to a plan of liquidation, dissolution or winding up, Class D Common Stock will automatically convert to Class I Common Stock at the Class D Conversion Rate and Class T Common Stock will automatically convert to Class I Common Stock at the Class T Conversion Rate. Following such conversion, the holder of each share of Class I Common Stock, which will include all converted Class T Common Stock and Class D Common Stock, shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the Common Stockholders, a liquidation payment equal to the Class I NAV Per Share;

provided, however, that if the available assets of the Corporation are insufficient to pay in full to the holder of each share of Class I Common Stock the Class I NAV Per Share as well as to pay in full to the holder of each share of Parity Stock the Net Asset Value Per Share of Parity Stock, then the holders of the shares of Class I Common Stock shall be paid a liquidation payment equal to the product of (i) the value of the assets of the Corporation that are legally available for distribution to the holders of shares of Class I Common Stock and Parity Stock and (ii) the quotient obtained by dividing the net asset value of the Corporation allocable to the shares of Class I Common Stock by the sum of the net asset value of the Corporation allocable to shares of Class I Common Stock and the net asset value of the Corporation allocable to the shares of Parity Stock, all as determined by a majority of the Board of Directors; and provided further, that if after paying the Class I NAV Per Share and the Net Asset Value Per Share of Parity Stock, there remain assets available for distribution to such shares, then the holders of such shares shall share such available assets equally on a per share basis.

3.	Conversion and Distributions.

(a)

Conversion of Class D Common Stock. Each share of Class D Common Stock held within a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into Class I Common Stock at the Class D Conversion Rate on the earliest of (a) a Listing of Class I Common Stock, (b) a merger or consolidation of the Corporation with or into another entity in which the Corporation is not the surviving entity, or the sale or other disposition of all or substantially all of the Corporation’s assets and (c) the end of the month in which the Dealer Manager in conjunction with the Corporation’s transfer agent determines that the Total Account-Level Underwriting Compensation paid with respect to all Class D Common Stock held by such Stockholder within such account (including shares purchased through a Reinvestment Plan or received as stock dividends) equals or exceeds 8.0% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a Soliciting Dealer at the time such shares were issued, provided that the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing) of the aggregate purchase price of all Class D Common Stock held by such Stockholder within such account and purchased in a Primary Offering. In addition, after termination of a Primary Offering registered under the Securities Act, each share of Class D Common Stock sold in that Primary Offering, each share of Class D Common Stock sold under a Reinvestment Plan pursuant to the same registration statement that was used for that Primary Offering, and each share of Class D Common Stock received as a stock dividend with respect to such Shares sold in such Primary Offering or Reinvestment Plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Stock at the Class D Conversion Rate, at the end of the month in which the Corporation, with the assistance of the Dealer Manager, determines that Total Corporation-Level Underwriting Compensation paid with respect to that Offering would be in excess of 10% of the aggregate purchase price of all Shares sold for the account of the Corporation through that Primary Offering.

(b)

Conversion of Class T Common Stock. Each share of Class T Common Stock held within a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into Class I Common Stock at the Class T Conversion Rate on the earliest of (a) a Listing of Class I Common Stock, (b) a merger or consolidation of the Corporation with or into another entity in which the Corporation is not the surviving entity, or the sale or other disposition of all or substantially all of the Corporation’s assets and (c) the end of the month in which the Dealer Manager in conjunction with the Corporation’s transfer agent determines that the Total Account-Level Underwriting Compensation paid with respect to all Class T Common Stock held by such Stockholder within such account (including shares purchased through a Reinvestment Plan or received as stock dividends) equals or exceeds 8.5% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a Soliciting Dealer at the time such shares were issued, provided that the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing) of the aggregate purchase price of all Class T Common Stock held by such Stockholder within such account and purchased in a Primary Offering. In addition, after termination of a Primary Offering registered under the Securities Act, each share of Class T Common Stock sold in that Primary Offering, each share of Class T Common Stock sold under a Reinvestment Plan pursuant to the same registration statement that was used for that Primary Offering, and each share of Class T Common Stock received as a stock dividend with respect to such Shares sold in such Primary Offering or Reinvestment Plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Stock at the Class T Conversion Rate, at the end of the month in which the Corporation, with the assistance of the Dealer Manager, determines that Total Corporation-Level Underwriting Compensation paid with respect to that Offering would be in excess of 10% of the aggregate purchase price of all Shares sold for the account of the Corporation through that Primary Offering.

(c)

Distributions. The per share amount of any distributions for the Class T Common Stock or Class D Common Stock relative to the other classes of Common Stock shall be determined as described in the most recent Multiple Class Plan.

4.

Rights with Respect to Class A Common Stock, Class TX Common Stock and Class I Common Stock. Except as provided in these Articles Supplementary and the most recent Multiple Class Plan, Class T Common Stock and Class D Common Stock shall have identical preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as the Class A Common Stock, Class TX Common Stock and Class I Common Stock.

SIXTH: The shares of Class T Common Stock and Class D Common Stock have been reclassified and re-designated by the Board under the authority contained in the Charter.

SEVENTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

EIGHTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Chief Financial Officer on this 10th day of August, 2021.

COTTONWOOD COMMUNITIES, INC.

/s/ Enzio Cassinis
By: Enzio Cassinis, President

[CORPORATE SEAL]

Attest:

/s/ Adam Larson
Adam Larson, Chief Financial Officer